Exhibit 2.2

FIRST AMENDMENT

TO

INVESTMENT AGREEMENT

This First Amendment to Investment Agreement (this “Amendment”) is made and entered into as of October 31, 2014, by and among ZAIS Group Parent, LLC, a Delaware limited liability company (the “Company”), HF2 Financial Management Inc., a Delaware corporation (“Investor”) and the current members of the Company (the “Founder Members”).

WHEREAS, the Company, Investor and the Founder Members are parties to that certain Investment Agreement, dated as of September 16, 2014 (the “Agreement”); and

WHEREAS, pursuant to Section 10.01 of the Agreement, the Company, Investor and the Founder Members now desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in the Agreement and this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto, intending to be legally bound, hereby agree as follows:

1.         Definitions. Capitalized terms used in this Amendment but not defined herein shall have the respective meanings given to them in the Agreement.

2.         Amendment. The definition of “Required Independent Directors” set forth in Section 10.13 of the Agreement is hereby amended to replace the name “R. Bradley Forth” with “R. Bruce Cameron.”

3.         No Other Modifications. Except as specifically provided in this Amendment and as the context of this Amendment otherwise may require to give effect to the intent and purposes of contained herein, the Agreement shall remain in full force and effect without any other amendments or modifications.

4.         Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

5.         Governing Law. This Amendment will be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State, without giving effect to any conflicts of laws provisions.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

ZAIS GROUP PARENT, LLC

By:	/s/ Christian Zugel
	Name:	Christian Zugel
	Title:	Managing Member

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HF2 FINANCIAL MANAGEMENT INC.

By:	/s/ R. Bradley Forth
	Name:	R. Bradley Forth
	Title:	Executive Vice President & Chief Financial Officer

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ZUGEL FAMILY TRUST

By: Fiduciary Trust International of Delaware, as Trustee

By:	/s/ Dorothy K. Scarlett
	Name:	Dorothy K. Scarlett
	Title:	President

/s/ Mark Mahoney, Trustee
Mark Mahoney, as Trustee

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FAMILY TRUST U/A CHRISTIAN M. ZUGEL 2005 GRAT

By: Fiduciary Trust International of Delaware, as Trustee

By:	/s/ Dorothy K. Scarlett
	Name:	Dorothy K. Scarlett
	Title:	President

/s/ Mark Mahoney, Trustee
Mark Mahoney, as Trustee

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/s/ Christian Zugel
Christian Zugel

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/s/ Sonia Zugel
Sonia Zugel

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/s/ Laureen Lim
Laureen Lim

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